RESULTS OF THE SPECIAL MEETING
The special meeting of the shareholders of the Funds was held on June 16, 2005. The matters voted on by the shareholders of record as of April 15, 2005 and the results of the vote at the shareholder meeting held June 16, 2005 were as follows:
Aquinas Fixed Income Fund
To approve the agreement and Plan of Conversion and Termination that provides for the reorganization of the Aquinas Fixed Income Fund, a series of the Aquinas Funds, Inc., into the LKCM Aquinas Fixed Income Fund, a newly created series of LKCM Funds, as described in the combined proxy statement and prospectus, dated May 18, 2005.
Affirmative 4,241,385.096
Against 76,466.861
Abstain 22,301.040
Aquinas Value Fund
To approve the agreement and Plan of Conversion and Termination that provides for the reorganization of the Aquinas Value Fund, a series of the Aquinas Funds, Inc., into the LKCM Aquinas Value Fund, a newly created series of LKCM Funds, as described in the combined proxy statement and prospectus, dated May 18, 2005.
Affirmative 2,828,158.747
Against 50,848.053
Abstain 18,524.241
Aquinas Growth Fund
To approve the agreement and Plan of Conversion and Termination that provides for the reorganization of the Aquinas Growth Fund, a series of the Aquinas Funds, Inc., into the LKCM Aquinas Growth Fund, a newly created series of LKCM Funds, as described in the combined proxy statement and prospectus, dated
May 18, 2005.
Affirmative 2,812,210.836
Against 47,469.668
Abstain 28,775.307
Aquinas Small-Cap Fund
To approve the agreement and Plan of Conversion and Termination that provides for the reorganization of the Aquinas Small-Cap Fund, a series of the Aquinas Funds, Inc., into the LKCM Aquinas Small-Cap
Fund, a newly created series of LKCM Funds, as described in the combined proxy statement and prospectus, dated May 18, 2005.
Affirmative 1,085,427.581
Against 33,765.386
Abstain 5,591.190